Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of HCW Biologics, Inc. on Form S-1 of our report dated March 31, 2026 on the financial statements of HCW Biologics, Inc. appearing in the 2025 Form 10-K of HCW Biologics, Inc., and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Indianapolis, Indiana

June 8, 2026